UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than Registrant)

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Fox Factory Holding Corp.
915 Disc Drive
Scotts Valley, CA 95066
(831) 274-8336

March 15, 2018
Dear Stockholders of Fox Factory Holding Corp.:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Fox Factory Holding Corp. (the "Annual Meeting"), which will be held Thursday, May 3, 2018, at 1 p.m., Pacific Time, at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066. Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

In accordance with U.S. Securities and Exchange Commission ("SEC") rules, we are sending stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") with instructions for accessing proxy materials and voting via the internet. This Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so wish.

Your vote is very important to us. We ask each stockholder to please assist us in preparing for the meeting by following the voting procedures contained in the proxy statement, proxy card or voting instruction form. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to promptly vote your shares either by telephone, internet, or, if you received paper copies of your proxy materials in the mail, by completing, signing, dating and returning the enclosed proxy card so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend.

I look forward to hosting you at our Scotts Valley headquarters in May.

Very truly yours,

Larry L. Enterline
Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2018

Fox Factory Holding Corp.’s 2018 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, May 3, 2018, at 1 p.m., Pacific Time, at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066.

The purposes of the meeting are:

1.	To elect two Class II directors, described in the proxy statement, each to serve for a term to expire at the 2021 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2018;

3.	To vote on a resolution to approve the Company’s executive compensation;

4.	To vote on the frequency of future advisory votes on the Company's executive compensation; and

5.	To consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement. The Board of Directors recommends that you vote "FOR ALL" the nominated directors, "FOR" the ratification of the independent public accountants, "FOR" the advisory approval of the Company’s executive compensation, and to conduct an advisory vote on the Company's executive compensation every "ONE YEAR." The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on March 6, 2018 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066. The notice of annual meeting, proxy statement, proxy card, and other proxy materials are first being sent or made available to stockholders on or about March 15, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice") which provides an internet website address where stockholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card. The Company's 2018 proxy statement and Annual Report for fiscal year 2017 are available online at www.proxyvote.com. We encourage you to access and review such materials before voting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting, we urge you to consider the proxy statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, complete, date, sign, and return the enclosed proxy card as promptly as possible. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered in person to the Annual Meeting by 11:59 p.m., Eastern Time on Wednesday, May 2, 2018.

By Order of the Board of Directors,

David Haugen
Corporate Secretary
Scotts Valley, California
March 15, 2018

Fox Factory Holding Corp.
915 Disc Drive
Scotts Valley, CA 95066
(831) 274-8336
March 15, 2018

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2018

Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2018 Annual Meeting of Stockholders on May 3, 2018, at 1 p.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066. We first sent or made available these Proxy Materials (as defined below) to our stockholders on or about March 15, 2018. A copy of this proxy statement, the proxy card and our Annual Report for fiscal year 2017 (collectively, the "Proxy Materials") can be found at the web address www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	Proposal 1: To elect two Class II directors, described in the proxy statement, each to serve for a term to expire at the 2021 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2018.

•	Proposal 3: To vote on a resolution to approve the Company's executive compensation.

•	Proposal 4: To vote on the frequency of future advisory votes on the Company's executive compensation.
The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.

How are the proxy materials being delivered?

The Securities and Exchange Commission, which we referred to as the SEC, has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice or proxy card to access the Proxy Materials.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 6, 2018, may attend the Annual Meeting. Broadridge Financial Solutions, Inc. (“Broadridge”) has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on March 6, 2018, the record date, are entitled to vote at the Annual Meeting. There were 37,656,314 shares of our common stock outstanding on March 6, 2018. Such stockholders of record are entitled to cast one vote per share on all matters.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a stockholder?

The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or you represent a stockholder of record. If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category. If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a letter from that stockholder of record authorizing you to attend the Annual Meeting on their behalf or we must have received by 11:59 p.m. Eastern Time, on May 2, 2018 a duly executed proxy card from the stockholder of record appointing you as proxy.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a beneficial owner?

If your shares are held in street name, your name does not appear on the share register of the Company. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner. If you are a beneficial owner, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a legal proxy that you have obtained from your bank or broker or your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting and the identification and documentation specified above for individual beneficial owners.

How do I vote my shares in person at the Annual Meeting?

Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described above. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. The persons named in the proxy card have been designated as proxies by our Board. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.

There are three ways to vote by proxy:

1.	By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing; c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

2.	By Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time May 2, 2018. Have your proxy card in hand when you call and then follow the instructions.

3.	By Internet - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on May 2, 2018. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

You may vote by telephone or internet until 11:59 p.m. Eastern Time, on May 2, 2018, or Broadridge must receive your paper proxy card by 11:59 p.m. Eastern Time on May 2, 2018.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR ALL the individuals nominated as a director in Proposal 1, described in this proxy statement, for a term to expire at the 2021 Annual Meeting of Stockholders;

•	FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2018;

•	FOR Proposal 3, the approval of the Company’s executive compensation;

•	ONE YEAR for Proposal 4, the frequency of which future advisory votes on the Company's executive compensation are to occur; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or "Withhold" or will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?

Proposal 1

Assuming the presence of a quorum, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item and brokers may not vote on Proposal I without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.

Proposal 2

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2018. An abstention is not counted toward the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2018, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the selection of Grant Thornton as the independent registered public accounting firm for fiscal year 2018.

Proposal 3

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our Named Executive Officers. See "Compensation Discussion and Analysis-Consideration of Say on Pay Vote Results" for additional information.

Proposal 4

Regarding the vote on whether the advisory vote on executive compensation should be held every one, two or three years, the frequency option that receives the plurality of votes cast on this proposal will be deemed the preferred option of stockholders. Proposal 4 is a non-discretionary item and brokers may not vote on Proposal 4 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Because the vote on this proposal is advisory in nature, it will not be binding on the Board.
Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as the inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting.

How is the solicitation being made?

This solicitation is being made by us, the Company, and as such the cost of solicitation of proxies will be borne by us. Solicitation may be made by our directors, officers, and employees, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials, will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Fox Factory Holding Corp.?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com/ and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF CLASS II DIRECTORS
(PROPOSAL I)
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals and is divided into three classes serving staggered three year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Messrs. Waitman and Dennison are Class II directors and are up for election at this year’s Annual Meeting of Stockholders. Messrs. Enterline, Fox and Duncan are Class III directors and will serve until the 2019 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal. Mr. Mendenhall and Ms. Fetter are Class I directors and will serve until the 2020 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal.

The Class II directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2021 Annual Meeting of Stockholders or earlier in the case of their death, resignation or removal. The Board has nominated Messrs. Waitman and Dennison for election as Class II directors. The nominees have indicated a willingness to stand for election and to serve if elected. You may vote "For All" or "Withhold All" for the nominees, or "For All Except" and indicate which nominee you are withholding your vote on. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for the nominee, who has been designated as such by the Board. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the Nominating and Corporate Governance Committee. The following paragraphs describe the business experience and education of our directors.

Directors Up for Election

Michael Dennison. Mr. Dennison joined us as a director of our Company in February 2018 to fill the vacancy created by Mr. Nichols' resignation. Mr. Dennison was brought to the Board’s attention as a potential director candidate through the professional networks of the Company's Chief Executive Officer and Board of Directors. Mr. Dennison has more than 25 years of consumer technology and business management experience focused on driving strategy, transformation and scale. He is currently the President of the Consumer Technologies Group at Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. Since joining Flex in 1999, Mr. Dennison has served in a number of leadership roles, from leading procurement and global supply chain organizations for the company, to serving as Senior Vice President of Business Management for both the High-Velocity Solutions group, and the Mobile and Consumer Segment. Prior to joining Flex, he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison holds a BA in liberal arts from Oregon State University.

Mr. Dennison’s extensive management experience with international consumer products, high-technology, and global supply chain management qualifies him to serve on our Board.

Ted Waitman. Mr. Waitman has served as a director of our Company since June 2013. Since 1978, Mr. Waitman has held various leadership positions, including serving as President and Chief Executive Officer since 1996 and as a director since 2003, at CPM Holdings, Inc., a designer and manufacturer of process equipment for the animal feed and oilseed processing industries. From 2006 to 2008, he served as an independent director of Compass Group Diversified Holdings LLC ("Compass"). Mr. Waitman was also previously a director of the American Feed Industry Association and president of the Process Equipment Manufacturers’ Association. Mr. Waitman earned a BS in Industrial Engineering from the University of Evansville in 1973.

Mr. Waitman’s various leadership positions and extensive management and operating experience qualifies him to serve on our Board.

Required Vote for Election of Directors

The election of directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director.

Recommendation of the Board

The Board recommends that you vote “FOR ALL” the nominees, Messrs. Dennison and Waitman, to be elected to our Board as Class II directors for a term ending at our 2021 Annual Meeting of Stockholders.

Directors Not Up for Election

The following paragraphs describe the business experience and education of our Class I and Class III directors (not standing for election).

Larry L. Enterline. Mr. Enterline first joined us in March 2011. Prior to our initial public offering ("IPO"), which occurred in August 2013, Mr. Enterline served as Chief Executive Officer and director of our main operating subsidiary ("our Subsidiary"). In connection with our IPO, Mr. Enterline was named our Chief Executive Officer in May 2013 and appointed as a director in June 2013 in addition to his service in such roles at our Subsidiary. Since April 2010, Mr. Enterline has served as the Chief Executive Officer of Vulcan Holdings, Inc., his private investment holding and consulting services company. From January 2006 to April 2010, Mr. Enterline was Chief Executive Officer of COMSYS IT Partners, Inc., an IT staffing and solutions company. From October 2005 to July 2017, Mr. Enterline served on the board of directors of Concurrent Computer Corporation (NASDAQ: CCUR), a provider of software, hardware and professional services for the video market and the high-performance, real-time market. From April 2005 to September 2011, Mr. Enterline served on the board of directors of Raptor Networks Technology, Inc., now known as Mabwe Minerals Inc. (PINK: MBWE), which, at the time of Mr. Enterline’s membership on the board, was engaged in the data network switching industry. From 1989 to 2000, Mr. Enterline served in various management roles, including Senior Vice President of Worldwide Sales and Service Organization, at Scientific-Atlanta, Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Enterline serves on the board of directors of Hi Hope Service Center Inc., and as trustee of The Enterline Foundation, both of which are charitable, 501(c)(3) non-profit organizations. Mr. Enterline earned a BSEE in Engineering from Case Western Reserve University in 1974, and an MBA from Cleveland State University in 1988.

Mr. Enterline’s current position as our Chief Executive Officer and as Chief Executive Officer of our Subsidiary, service on other public company boards and leadership experience give him the qualifications and skills to serve on our Board.

Dudley Mendenhall. Mr. Mendenhall joined us as a director of our Subsidiary, in February 2012. He was appointed as a director of our Company in June 2013, and appointed as Chairman of the Board in July, 2017. Currently Mr. Mendenhall is an independent consultant providing financial advisory services and serves on the board of a private company. From November 2013 to August 2015, Mr. Mendenhall served as Chief Financial Officer and Chief Operating Officer of Clique Intelligence, Inc., an information technology company. From July 2012 to November 2013, Mr. Mendenhall was an independent consultant providing financial advisory services. From January 2011 to July 2012, he was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Company. From March 2009 to August 2010, Mr. Mendenhall served as Chief Financial Officer of Solera Holdings, Inc., a provider of software and services to the automobile insurance claims processing industry. From September 2007 to March 2009, Mr. Mendenhall was Chief Financial Officer of Websense, Inc., a company providing integrated web, data and email security solutions. From April 2003 to September 2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2, Inc., an international sporting equipment manufacturer. Mr. Mendenhall earned a BA in Economics and Political Science from Colorado College in 1977.

Mr. Mendenhall’s experience as chief financial officer at public companies and his background in finance and accounting assists our Board with financial review and risk management obligations.

Thomas Duncan. Mr. Duncan joined us as a director of our Company in July 2017. Since 2003, Mr. Duncan has served as the President and Chief Executive Officer of the North American division of Positec Tool Corporation (“Positec”), a global manufacturer and marketer of power tools, lawn and garden equipment and accessories, including the Rockwell and WORX brands. Prior to joining Positec, Mr. Duncan served as a Vice President of Robert Bosch Tool Corporation ("Bosch") from June 2001 to September 2003. From September 1992 to June 2001, Mr. Duncan served as a Vice President at Vermont American Corporation until they were acquired by Bosch. Mr. Duncan has been a director on the Outdoor Power Equipment Institute board of directors since October 2015 and a director on the Folks Center for International Business board of directors at University of South Carolina's Darla Moore School of Business since September 2016. Mr. Duncan holds a BA in Rhetoric from the University of Virginia and a Masters of International Business from University of South Carolina's Darla Moore School of Business.

Mr. Duncan's 25 years of experience in the manufacturing and consumer durable goods industry gives him the qualifications to serve on our Board.

Elizabeth Fetter. Ms. Fetter has served as a director of our Company since June 2017. Since 2014, Ms. Fetter has served on the board of directors of McGrath Rentcorp, a leading manager of diversified portfolio of business-to-business equipment rental providers worldwide. She also serves on the board of directors of Alliant International University, Inc., a private equity funded university since 2015 and Connexed Technologies, Inc., a provider of web-based camera management and video storage solutions since 2004. Ms. Fetter served as a member of the board of directors of Symmetricom, Inc., a provider of timekeeping technologies, instruments and solutions from 2000 to 2013 and was appointed as President and Chief Executive Officer of Symmetricom in April 2013. She served in these capacities until Symmetricom's acquisition by Microsemi Corporation in November 2013. Ms. Fetter previously served as President and Chief Executive Officer of NxGen Modular LLC, a provider of modular buildings and assemblies from 2011 to 2012. In 2007, Ms. Fetter was President, Chief Executive Officer and a director of Jacent Technologies, a privately held supplier of on-demand ordering solutions for the restaurant industry. Ms. Fetter also served on the boards of Quantum Corporation, a data storage company, from 2005 to 2013 and Ikanos Corporation, a provider of broadband solutions from 2008 to 2009. She previously held the position of Chair of the Board of Trustees of Alliant International University, Inc. where she served as a trustee from 2004 to 2013.  Ms. Fetter holds a BA in Communications from Pennsylvania State University, an MS in Industrial Administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

Ms. Fetter's over 25 years of public and private company board service and past chief executive officer experience at multiple firms gives her the qualifications to serve on our Board.

Robert C. Fox, Jr. Mr. Fox is the founder of our Subsidiary and has served as a director of our Company since January 2008. He served as Chief Executive Officer of our Subsidiary from its inception in February 1978 until January 2008. From January 2008 to June 2009, he served as Chief Engineering Officer of our Subsidiary. Mr. Fox earned a BS in Physics from Santa Clara University in 1961, and an MBA from Santa Clara University in 1968.

As the founder of our Subsidiary, Mr. Fox brings a deep understanding of our history, culture and technology to our Board, which enables him to advise our Board on all aspects of our business, while bringing historic knowledge and continuity to our Board.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee has appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for the fiscal year ending December 28, 2018, and has determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended December 29, 2017, December 30, 2016, and December 31, 2015. Based on its past performance during these audits, the Audit Committee has selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2018. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended December 29, 2017, December 30, 2016 and December 31, 2015 by Grant Thornton LLP.

	2017	2016	2015
Audit Fees (1)	$1,377,610	$883,647	$836,792
Audit-Related Fees (2)	236,886	234,182	63,874
Tax Fees (3)	47,644	68,358	61,974
Totals	$1,662,140	$1,186,187	$962,640

(1)
“Audit Fees” are fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q.

(2)
"Audit-Related Fees" are fees billed by Grant Thornton LLP for professional services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations and audits related to mergers and acquisitions, and services related to offering of common stock and consents for registration statements.

(3)	“Tax Fees” are fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and corporate tax planning.
The Audit Committee has evaluated Grant Thornton LLP’s qualification, performance and independence and has determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant's independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimus exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all "Audit-Related Fees" and "Tax Fees" in fiscal years 2017 and 2016.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending December 28, 2018.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2017

Any non-employee director who, directly or indirectly, beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly or indirectly, beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.

For fiscal year 2017, our Non-employee Director Compensation Plan, as amended and restated, provided for an annual cash retainer of $50,000, payable quarterly for service as a non-employee director of Fox Factory Holding Corp. Our Chairman of the Board is paid an additional annual retainer of $25,000, plus the other retainers and compensation he may receive. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided additional retainers of $15,000, $7,500 and $7,500 respectively. Each non-employee director serving on a committee of the Board is paid an additional $1,000 for each meeting of the committee attended by such director telephonically or in person. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that they properly incur in connection with attending Board meetings and their duties as a director. For fiscal year 2017, such annual retainers were prorated for mid-year appointments with respect to Ms. Fetter's and Mr. Duncan's appointments and Mr. Mendenhall's Chairmanship appointment.
Pursuant to our Non-employee Director Compensation Plan, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units ("RSUs") pursuant to the Fox Factory Holding Corp. 2013 Omnibus Incentive Plan, as amended (the "2013 Omnibus Plan"). These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2017, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $50,000, by the closing price of our common stock on the date of grant. In fiscal year 2017, each non-employee director received an award of 1,555 RSUs on May 4, 2017, or for directors appointed during fiscal year 2017, a pro-rata award reflecting their term of service in 2017. These awards will vest on the day immediately prior to the Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company. The Chairman of the Board is entitled to receive an additional annual award of RSUs determined by dividing $15,000, by the closing price of our common stock on the date of grant, which was prorated for Mr. Mendenhall in 2017 based on his appointment as Chairman of the Board.

The following table sets forth information for the year ended December 29, 2017 regarding the compensation awarded to, earned by or paid to persons who served as our directors during fiscal year 2017 who are not Named Executive Officers. Mr. Fox, the founder of our Subsidiary, received no compensation for his services as a director in fiscal year 2017.

Name	Fees earned or paid in cash	Stock awards (1)	All other compensation		Total
Dudley Mendenhall (2)	$88,750	$61,378	$—		$150,128
Michael Dennison (3)	—	—	—		—
Thomas Duncan (4)	9,375	38,916	—		48,291
Elizabeth Fetter (5)	18,973	44,517	—		63,490
Robert C. Fox, Jr.	—	—	31,200	(9)	31,200
Joseph Hagin (6)	10,000	—	—		10,000
Carl Nichols (7)	63,000	50,000	—		113,000
Elias Sabo (8)	—	—	—		—
Ted Waitman	62,000	50,000	—		112,000

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in 2017 pursuant to the 2013 Omnibus Plan. With the exception of those granted to Mr. Nichols, the RSUs vest on the day before the Company's Annual Meeting.

(2)	Mr. Mendenhall was appointed as Chairman of our Board on July 24, 2017.

(3)	Mr. Dennison was appointed to our Board effective February 23, 2018.

(4)	Mr. Duncan was appointed to our Board effective July 24, 2017.

(5)	Ms. Fetter was appointed to our Board effective June 13, 2017.

(6)	Mr. Hagin resigned from our Board effective January 12, 2017.

(7)	Mr. Nichols resigned from our Board effective January 5, 2018. In recognition of his service, the Board accelerated the vesting of restricted stock award granted in 2017.

(8)	Mr. Sabo resigned from our Board effective July 24, 2017.

(9)
Consists of $45 paid for life insurance, $21,709 paid for medical and dental plan premiums, and approximately $9,446 in expenses incurred by the Company in connection with the secondary offering of Mr. Fox's shares off of our Registration Statement on Form S-3 in March 2017.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management.
The Board of Directors
Governance Guidelines

Our Board has adopted a set of governance guidelines (the "Governance Guidelines") to assist our Board and its committees in performing their duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com/. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com/ or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.

Leadership Structure

The Board believes its current leadership structure best serves the interest of the stockholders. The Board does not have a policy as to whether the Chairman should be an independent director, but when the Chairman is not an independent director , the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, is our Chairman and leads our Board. He presides at all meetings of stockholders and the Board. Mr. Enterline, as Chief Executive Officer, has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board. The separation of the roles of Chief Executive Officer and the Chairman allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance, community relations and stockholder issues.

Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Mr. Mendenhall, the Compensation Committee, chaired by Mr. Waitman, and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. The responsibilities and authority of each committee are described below.

Risk Oversight

The Board believes risk management is an important aspect of our business. While the Board as a whole ultimately has the responsibility for overseeing risk management, the Board has delegated certain duties with respect to risk oversight to our Audit Committee. In furtherance of such purpose, the Audit Committee Charter specifically requires the Audit Committee to discuss with management, the internal auditor or internal audit service provider, as the case may be, and the independent public accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposure, including the Company’s risk assessment and risk management policies. The Audit Committee reports back to the Board with its findings.

Board Meetings

During fiscal year 2017, the Board held four meetings. All of our directors who served in fiscal year 2017 attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Attendance of Directors at the Annual Meeting

Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Two of our directors attended our 2017 Annual Meeting of Stockholders.

Policies

Hedging and Pledging Policy

Our Board has adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, or the Insider Trading Policy. The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Compliance Officers before pledging shares of our common stock.

Clawback Policy

Additionally, our Board has adopted the Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required by Law, or the Clawback Policy. According to the Clawback Policy, if, in the opinion of the independent directors of the Board, the Company's financial results are materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The independent directors may, for up to five (5) years following such misstatement and subject to the limitations herein, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s), as well as seek to recoup any gains realized with respect to equity-based awards, including stock options and RSUs. However, these "clawbacks" can only ensue if the following conditions have been met: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) one or more executive officers engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction and no related party transactions have been approved except in accordance with our policy.

Transactions with Related Parties

In addition to the director and executive officer compensation arrangements discussed under “Director Compensation” and “Executive Compensation,” the following is a summary of material provisions of transactions occurring since December 31, 2016, of which we have been a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them, have had or will have a direct or indirect material interest.

Real Property Leases. Under a triple net lease dated July 1, 2003, we rent our Watsonville, California manufacturing and office facilities from Robert C. Fox, Jr., the founder of our Subsidiary and a minority stockholder and director of our Company. Under this lease, we paid Mr. Fox $0.7 million for the year ended December 29, 2017, $0.8 million for the year ended December 30, 2016, and $1.2 million for the year ended December 31, 2015. The lease ends on June 30, 2020, and is subject to annual adjustments for cost-of-living based upon the Consumer Price Index. Under a sublease dated January 1, 2012 and sublease addendum dated June 28, 2013, we subleased approximately 3,665 square feet of space on the first floor of the building of our headquarters, 915 Disc Drive, Scotts Valley, California, to Mr. Fox. These premises are permitted to be used for research and development and office space. Under this sublease, Mr. Fox paid rent in the amount of $5,000 per month through June 30, 2015, at which time the sublease was canceled.

Related Party Employment. A family member of Mr. Fox, the founder of our Subsidiary and director of our Company, is employed by our Subsidiary as Director of Bike Operations. During the year ended December 29, 2017, the Director of Bike Operations earned salary of approximately $140,000 as well as incentive compensation of approximately $25,000. In July 2017, the Director of Bike Operations was awarded 650 RSUs with an aggregate market value of $24,993. The RSUs vest in four annual installments beginning in July 2018.

Compass. Compass Group Diversified Holdings, LLC ("Compass"), our former sponsor, was a selling stockholder in various offerings of common stock, which closed March 13, 2017, November 22, 2016, August 12, 2016, March 16, 2016, and July 16, 2014, respectively. Compass is managed by CGM. In addition, one of our former directors, Elias Sabo, owns a portion and is the sole manager of CGM.

Registration Rights Agreement. We entered into a registration rights agreement with Compass and certain other stockholders, which was most recently amended and restated in May 2013. The registration rights agreement provides our stockholders and their permitted transferees with certain demand registration rights in respect of the shares of our common stock held by them. Compass and Robert C. Fox, Jr. have exercised their rights under the registration rights agreement at various times. Both Compass and Robert C. Fox, Jr. have had certain of their shares of our common stock owned by them registered, pursuant to the registration rights agreement, on our Form S-1 Registration Statement filed in connection with our initial public offering in 2013 (File No. 333-189841), on our Form S-1 Registration Statement filed in connection with our follow-on public offering in 2014 (File No. 333-196945) and most recently on our Form S-3 Registration Statement (File No. 333-203146) initially filed in March, 2015 and supplemented by our prospectus supplements dated March 7, 2017, November 16, 2016, August 8, 2016, and March 11, 2016 to the base prospectus contained in the Registration Statement, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended. We estimate that we will spend approximately $4 million in the aggregate on registering our common stock under the Registration Statements mentioned above, such estimate includes the estimate of expenses relating to the most recent registration in March, 2017 and is inclusive of expenses incurred with respect to the registration of our common stock by us and by Compass and Robert C. Fox, Jr.

Director Independence

The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board has determined that Messrs. Mendenhall, Waitman, Dennison, and Duncan and Ms. Fetter are currently independent directors as defined under the Nasdaq Listing Rules. Additionally, while serving as directors of the Company in 2017, Mr. Carl Nichols and Mr. Joseph Hagin were determined by the Board to be independent directors as defined under the Nasdaq Listing Rules. Mr. Enterline and Mr. Fox have been determined to not be independent by our Board and Mr. Elias Sabo was determined to not be independent by our Board during his service on the Board in 2017. See “Certain Relationships and Related Transactions and Director Independence-Related Party Employment” and “Certain Relationships and Related Transactions and Director Independence-Real Property Leases” above for additional information.

Nominations of Directors and Diversity
Consideration of Director Nominees

The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and has determined that seven is the appropriate number of directors to have on the Board. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee reviews candidates with certain criteria in mind, including, but not limited to: (a) qualities of intelligence, honesty, perceptiveness and responsibility; (b) a general interest in FOX and a recognition that, as a member of the Board, each director is accountable to the stockholders of FOX; (c) having a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or large purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (d) being able to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company and its subsidiaries operate; (e) having no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (f) having no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (g) possessing skills necessary for service on any Board committee; (h) being compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (i) possessing skills necessary for service on any Board committee. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations, as provided for in the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, Attn: General Counsel and must meet the deadlines and other requirements set for in our Amended and Restated Bylaws (the “Bylaws”), the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees and the rules and regulations of the SEC. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the General Counsel will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Diversity

The Nominating and Corporate Governance Committee has adopted a formal Diversity Policy within the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. The Nominating and Corporate Governance Committee implements its Diversity Policy by considering such characteristics, among others, in selecting, evaluating and recommending proposed director candidates. In accordance with the Nominating and Corporate Governance Committee Charter, the Board performs an annual self-assessment of its performance and effectiveness, which seeks to identify any specific areas requiring improvement, including with respect to diversity.

Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, Attn: General Counsel. Communications may also be sent to the General Counsel by email at dhaugen@ridefox.com.

Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com/. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Class	Position
Larry L. Enterline	65	Class III	Director and Chief Executive Officer
Zvi Glasman	54	-	Chief Financial Officer and Treasurer
Thomas Wittenschlaeger	60	-	President, Powered Vehicles Division
William H. Katherman	59	-	Senior Vice President, Global Operations
Wesley Allinger	53	-	Vice President and General Manager, Bicycle Division
Dudley Mendenhall	63	Class I	Director and Chairman of the Board
Michael Dennison (1)	50	Class II	Director
Thomas Duncan (2)	53	Class III	Director
Elizabeth Fetter (3)	59	Class I	Director
Robert C. Fox, Jr.	78	Class III	Director
Ted Waitman	68	Class II	Director

(1)    Mr. Dennison was appointed to our Board effective February 23, 2018.
(2)    Mr. Duncan was appointed to our Board effective July 24, 2017.
(3)    Ms. Fetter was appointed to our Board effective June 13, 2017.

Executive Officers who are not Directors

Zvi Glasman first joined us in January 2008, prior to our IPO, as Chief Financial Officer of our Subsidiary, initially as a consultant until his employment under the same title in September 2008. In connection with our IPO, which occurred in August 2013, we engaged Mr. Glasman to serve directly as our Chief Financial Officer, in addition to his position with our Subsidiary. Prior to joining our Subsidiary, Mr. Glasman served as Chief Financial Officer of Motive Eyewear, Inc., an eyewear supplier, from 2005 until 2008. From 2003 to 2005, he was Chief Financial Officer at Marshall & Swift, a software company focused on providing valuation solutions to the insurance and real estate industries, and from 2001 to 2003, he served as Chief Financial Officer of RealTimeImage Inc. ("RTI"), an internet infrastructure company providing imaging products and services for the graphic arts and medical communities. Mr. Glasman is an inactive certified public accountant. He earned a BS in Finance from Pennsylvania State University in 1985.

Thomas Wittenschlaeger has served as President, Powered Vehicles Division since May 2017. Prior to serving in this role, Mr. Wittenschlaeger served as Vice President and General Manager, Powered Vehicles Division from January 2015 to May 2017. Prior to joining the Company, Mr. Wittenschlaeger served as President of NanTronics, Inc. a provider of fiber networks, data centers, cloud computing and associated algorithmic software from 2012 to 2015. From 2011 to 2012, he served as Chairman and Chief Executive Officer of Keyon Communications Holdings, Inc., a provider of rural broadband services within the United States. From 2007 to 2012, he served on the board of directors of Lantronix, a leading global provider of IoT technologies and products, including in the capacity of Chairman of the board. From 2004 to 2011, Mr. Wittenschlaeger served as Chairman and Chief Executive Officer of Raptor Networks Technology, Inc., which was engaged in the core network switching and fabric computing industry.  Mr. Wittenschlaeger has also held various executive-level positions across multiple industries, including 16 years at the Hughes Aircraft Company.  Mr. Wittenschlaeger graduated from the U.S. Naval Academy in 1979 with a BS in Electrical Engineering, is a graduate of the Executive Program in Management at UCLA and served in the U.S. Navy in nuclear submarines from 1979 to 1984.

William H. Katherman has served as Senior Vice President, Global Operations since February 2014. Prior to this role, Mr. Katherman served as the Company’s Vice President, Supply Chain since September 2012. Prior to joining the Company, Mr. Katherman served as Managing Director of Cisco Systems Video Technology, a producer of Cable Television Set-top Boxes, based in Shanghai, China from 2009 to 2012. From 1996 to 2008, Mr. Katherman served in various management roles, including Vice President and Managing Director of Asia Operations, based in Shanghai, China for Scientific-Atlanta, Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Katherman is a graduate of General Electric’s Financial Management Program and earned a BS in Business Administration from the University of Kansas in 1980.

Wesley Allinger has served as Vice President and General Manager, Bicycle Division since January 2014. Prior to serving in this role, Mr. Allinger served as the General Manager for the powersports division of the Company from 2007 to 2013 and Engineering Manager for the powersports division of the Company from 2001 to 2007. Prior to joining the Company, Mr. Allinger served in various engineering capacities including Director of Engineering at RockShox, a producer of bicycle suspension products, from 1997 to 2001. Mr. Allinger worked as an engineer at General Motors from 1989 to 1997, including work associated with vehicle ride and handling and interior Acoustics. Mr. Allinger spent two years working for a structural consulting firm in Warren, Michigan. Mr. Allinger earned his BS in Engineering from Oakland University in Rochester, Michigan, in 1988.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers.

Committees of the Board of Directors

The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.

Audit Committee. Our Audit Committee held four meetings during fiscal year 2017 and is currently comprised of Ms. Fetter and Messrs. Mendenhall and Waitman, with Mr. Mendenhall serving as Chairman of the committee. Our Board has determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:

•	appointing, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;

•	reviewing the scope of the audit by the independent registered public accounting firm;

•	inquiring into the effectiveness of our accounting and internal control functions;

•
assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices and our enterprise risk-management practices;

•	approving, or pre-approving, all audit and all permissible non-audit services, other than de minimus non-audit services, to be performed by the independent registered public accounting firm; and

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.

Compensation Committee. Our Compensation Committee held five meetings in fiscal year 2017 and is currently comprised of Ms. Fetter and Messrs. Mendenhall and Waitman, with Mr. Waitman serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulations Section 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, a current of which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:

•
determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer, our other executive officers, and direct reports to the Chief Executive Officer, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;

•	evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;

•	approving, periodically evaluating and proposing amendments to long-term incentive plans;

•
evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs; and

•	establishing or recommending policies with respect to compensation arrangements, including recoupment policies.
The Compensation Committee may delegate authority to the Chief Executive Officer to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers, subject to certain limitations.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held 12 meetings in fiscal year 2017 and is currently comprised of Messrs. Mendenhall, Duncan and Waitman, with Mr. Duncan serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:

•	interviewing, evaluating and recommending to our Board candidates for election as our directors, including nominations by stockholders;

•	responsibility for matters relating to nomination of directors;

•	maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;

•	considering and assessing the independence of members of our Board;

•	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

•	evaluating the adequacy of our corporate governance practices and policies;

•	reviewing and approving all related party transactions;

•
developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;

•	monitoring compliance with our Governance Guidelines;

•	reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider; and

•
reviewing and discussing with the Chief Executive Officer and reporting to our Board plans for executive officer development and corporate succession plans for the Chief Executive Officer and other executive officers.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of FOX during fiscal year 2017, or was formerly an employee or officer of FOX. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table. Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee. For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance- Board of Directors, Executive Officers and Committees." Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “Committee,” we are referring to the Compensation Committee, and when we refer to “Named Executive Officers,” we are referring to the executives identified as Named Executive Officers in the Summary Compensation Table, who for fiscal year 2017 were:

•	Larry L. Enterline, Chief Executive Officer

•	Zvi Glasman, Chief Financial Officer and Treasurer

•	Thomas Wittenschlaeger, President, Powered Vehicles Division

•	William H. Katherman, Senior Vice President, Global Operations

•	Wesley Allinger, Vice President and General Manager, Bicycle Division
Thomas Wittenschlaeger was promoted to the role of President, Powered Vehicles Division effective May 11, 2017.

Financial Highlights in Fiscal Year 2017

The Company delivered solid performance in fiscal year 2017. Below are certain key financial results that were used in determining executive compensation payouts for fiscal year 2017:

•	Consolidated adjusted EBITDA of $93.8 million

•	Division adjusted EBITDA for the bicycle division of $48.4 million

•	Division adjusted EBITDA for the powered vehicles division of $45.4 million

Key Compensation Decisions and Developments for Fiscal Year 2017

•
Base Salary. During fiscal year 2017, Wesley Allinger received a 3.3% increase in base salary, Zvi Glasman received a 5.6% increase in base salary, William H. Katherman received a 3.6% increase in base salary and Thomas Wittenschlaeger received a 4.9% increase in base salary.

•
Annual Performance-Based Cash Bonuses. The Company Performance Bonus portion of the Cash Bonuses were paid out at the “Maximum Level,” in respect of fiscal year 2017 performance as the Company exceeded the $88.0 million “Maximum Level” of Company Target EBITDA. Company Target adjusted EBITDA for fiscal year 2017 was set at $79.9 million. The Division Performance Bonus portion of the Cash Bonuses with respect to the bicycle division was paid out at the “Maximum Level," in respect of fiscal year 2017 performance since Actual Division adjusted EBITDA for the bicycle division was $48.4 million, 114.7% of the Division Target adjusted EBITDA for the bicycle division. The Division Performance Bonus portion of the Cash Bonuses with respect to the powered vehicles division was paid out at the “Maximum Level,” in respect of fiscal year 2017 performance since Actual Division adjusted EBITDA for the powered vehicles division was $45.4 million, 120.4% of the Division Target adjusted EBITDA for the powered vehicles division.

•
Equity Incentive Compensation. Based on the Company’s performance in fiscal year 2017 and after consideration of prior equity-based awards still outstanding, our Named Executive Officers received equity-based awards under the terms of the 2013 Omnibus Plan.

Mix of Elements of Compensation for Fiscal Year 2017

For 2017, the mix of the key elements of compensation awarded to our Named Executive Officers was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

Name	Base Salary %	Annual Performance-Based Cash Bonuses %	Fair Value of Restricted Stock Granted %
Larry L. Enterline	11%	18%	71%
Zvi Glasman	17%	12%	71%
Thomas Wittenschlaeger	20%	14%	66%
William H. Katherman	37%	27%	36%
Wesley Allinger	38%	23%	39%

Highlights of Executive Compensation Practices

What We Do	What We Do Not Do

Pay for Performance- The Company ties pay to performance, as evidenced in in the above “Mix of Elements of Compensation for Fiscal Year 2017,” where compensation not tied to performance, only makes up 11%-38% of the compensation mix for the Named Executive Officers.
Hedging Transactions- Insiders are prohibited from engaging in hedging transactions with respect to the Company's shares of common stock, in accordance with the Company’s Insider Trading Policy.

Benchmarking- The Company engages in benchmarking, from time to time with the assistance of an independent compensation consultant, to ensure executive and directors receive competitive compensation.
Short-Term Trading- Insiders are prohibited from short-term trading in the Company's shares of common stock, other than when such shares are acquired as a result of stock option exercise or other employee benefit plans, in accordance with the Company’s Insider Trading Policy.

Clawbacks- The Company maintains a Clawback Policy, allowing the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers.

Reprice Awards- Except in limited circumstances, the terms of outstanding equity awards may not be amended to reduce the exercise price of options or the grant price of stock appreciation rights, or cancel options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price or grant price, that is less than the exercise price of the original options or grant price of the original stock appreciation rights, as applicable, without stockholder approval.

Independent Compensation Consultant- In fiscal year 2017, the human resources staff, upon the recommendation of the Committee, engaged an independent compensation consultant, Aon Hewitt to undertake a review of equity compensation for certain Named Executive Officers.
Recycle Stock Awards- The Company amended the 2013 Omnibus Plan in 2017 to remove the ability to recycle any shares underlying outstanding awards that are ultimately settled for cash.

Double-Triggers- Mr. Enterline’s and Mr. Glasman’s Employment Agreements require a “double trigger” in the event of a change of control. No other Employment Agreements provide for additional severance payments in the event of a change of control. See “Employment Agreements” section below for additional information.

Oversight of Executive Compensation

The Compensation Committee

The Committee has sole responsibility for all elements of Named Executive Officer and director compensation. The Committee meets in executive session without the Chief Executive Officer to determine his compensation. The Committee evaluates the performance of the Chief Executive Officer against goals and objectives reviewed and approved by the Committee. The Committee also reviews the performance evaluation of all other Named Executive Officers, which are provided by the Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer as to compensation of other Named Executive Officers, and the Chief Executive Officer participates in Committee discussions regarding the compensation of such officers. The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com/.

Use of Market Survey Data

Each year, the Committee reviews the Company’s total compensation program to ensure that it is designed to achieve the Company’s compensation objectives. In conducting its annual review, the Committee considers information provided by our human resources staff, often including information from independent compensation consultants and compensation data service providers.

While the Committee has the authority, in its sole discretion, to retain independent compensation consultants, it is usually the human resources staff of the Company, upon recommendation from the Committee, which periodically retains independent compensation consultants to provide surveys and reports containing competitive market data with respect to certain executive officers, directors and types of compensation.

In 2017, the human resources staff retained Aon Hewitt to review the equity compensation practices of the Company’s peer group and general industry companies. The Committee believed such review was necessary in light of the change in the value of the Company’s common stock since its IPO in 2013. Specifically, the Committee was interested in the total equity value comparator companies are providing to employees. Aon Hewitt employed top-down and bottom-up approaches to provide the Committee with data points, which showed how the Company’s equity program compares to those of its peer group and general industry. It was found that the Company’s 3-year ISS -adjusted run rate is below the ISS threshold run rates for both of its relevant industries: (i) automobiles & composes and (ii) consumer durables and apparels.

In 2016, the human resources staff retained Aon Hewitt to provide a more comprehensive benchmark analysis of executive and non-employee director compensation. With respect to executives, the following components of compensation were benchmarked against market: (i) base salary, (ii) target short-term incentives, (iii) target total cash compensation, (iv) annual long-term incentives, and (v) target total direct compensation. Aon Hewitt also provided a retention analysis for the Chief Executive Officer, Chief Financial Officer and Senior Vice President, Global Operations of the Company.

While independent compensation consultants are only retained periodically, annually, the human resources staff purchases subscriptions to financial and executive compensation databases. In fiscal year 2017, the human resources staff utilized subscriptions to the Economic Research Institute (“ERI”) and Equilar, Inc. (“Equilar”), both of which are leading third-party compensation data providers. Utilizing the data provided by ERI and Equilar, the human resources staff reviewed the compensation of executives of peer group companies based on a number of criteria including, but not limited to: (i) geography, (ii) revenue, (iii) growth rate, (iv) types of products and (v) EBITDA. The scope of Equilar’s and ERI’s services to the Company during fiscal year 2017 was limited to providing access to its database to the human resources staff.

Based on the criteria described above, it was determined that for the purposes of setting executive compensation for 2017, the peer group should be refined to include the following companies:

Badger Meter, Inc.	Callaway Golf Company	Douglas Dynamics, Inc.
Framer Bros. Co.	Gentherm Incorporated	InvenSense, Inc.
iRobot Corporation	Johnson Outdoors Inc.	Malibu Boats, Inc.
Marine Products Corporation	Motorcar Parts of America, Inc.	Movado Group, Inc.
Nautilus, Inc.	American Outdoor Brands Corporation	Standex International Corporation
Sturm, Ruger & Company, Inc.	Sun Hydraulics Corporation	Superior Industries International, Inc.
Vera Bradley, Inc.	WD-40 Company	Winnebago Industries, Inc.

The human resources staff uses the various surveys and reports it obtains from the independent compensation consultants, if retained, and the compensation databases to make recommendations to the Committee concerning executive compensation. When creating its recommendation the human resources staff analyzes market data regarding the compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options and RSUs. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The surveys that our human resources staff reviews may also show percentile compensation levels for various executive positions with comparable job responsibilities. The human resources staff does not make recommendations based on any particular percentile, and it considers target total compensation to be competitive if it is generally within a reasonable range of the market median. Market data is also only one of many factors that the human resources staff considers in the making recommendations regarding executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning, retention strategies, budget considerations and the Company’s performance. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation.

Risk Assessment

In formulating and evaluating material elements of compensation available to Named Executive Officers, both the Committee and our human resources staff take into consideration whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In making such determination the Committee took into consideration the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular the Committee believes that our use of RSU awards as the primary equity feature in our compensation program, as outlined below, minimizes risks that the Named Executive Officer’s short-term interests may not align with longer-term interests of stockholders. Additionally, the Committee believes the Company’s Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required by Law, which allows the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers, discourages excessive risk taking by executives.

Consideration of Say on Pay Vote Results

As we are newly a “large accelerated filer” and will be holding our first non-binding stockholder advisory vote on the compensation of our Named Executive Officers at the Annual Meeting, we have not previously considered the vote of our stockholders in determining the compensation of our Named Executive Officers. We value the opinions of our stockholders and the Committee and the Board will consider the outcome of future stockholder advisory votes, including the vote that will take place at the Annual Meeting, when we make compensation decisions for the Named Executive Officers.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)"), generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal year 2017 compensation decisions, the Committee considered the potential tax deductibility of executive compensation under Section 162(m) under pre-TCJA guidance and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Objectives and Elements of Our Compensation Program

Objectives

The Committee annually approves the Company’s corporate goals and objectives relevant to compensation and other remuneration. In fiscal year 2017, the Committee approved the general goals and objectives of designing compensation for its executives in a manner that attracts and retains individuals who share its visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals.

Elements
Our executive compensation program is designed to achieve our goals and objectives through rewarding our executives appropriately for their contributions to corporate growth, seeking to retain our executives and encouraging our executives’ active engagement in their roles. Our executive compensation program consists of the following elements:

•	Base salary;

•
A performance-based cash bonus based, in whole or in part, on financial performance of the Company and, as applicable, the financial performance of certain divisions of the Company as well as individual performance;

•	An equity-based award of RSUs, subject to the discretion of the Committee; and

•	Minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally.

Base Salaries. We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year and sustained performance. The purpose of the base salary is to reflect job responsibilities, value to us and competitiveness of the market. Salaries for our Named Executive Officers are determined by the Committee based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions, the expertise of the individual executive, the competitiveness of the market for the executive’s services, and, for all Named Executive Officers other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Committee believes that the base salary of each of the Named Executive Officers is, particularly in light of each of their total compensation packages, competitive with the market. Beginning with its fiscal year ending December 28, 2018, the Company will be required to include a pay ratio disclosure under Item 402(u).

The following table summarizes base salaries for our Named Executive Officers approved by the Committee for fiscal year 2017, as well as the base salary percentage increase over fiscal year 2016 base salaries:

Name of Executive Officer	Title	2017 Base Salary	2017 Base Salary Increase (%)
Larry L. Enterline	Chief Executive Officer	$750,000	—%
Zvi Glasman	Chief Financial Officer and Treasurer	350,000	5.6%
Thomas Wittenschlaeger	President, Powered Vehicles Division	300,000	4.9%
William H. Katherman	Senior Vice President, Global Operations	310,000	3.6%
Wesley Allinger	Vice President and General Manager, Bicycle Division	258,000	3.3%

Annual Performance-Based Cash Bonuses. Our practice is to award annual performance-based cash bonuses (each a “Cash Bonus”) to the Named Executive Officers, in accordance with the underlying formulas set forth in the Employment Agreements of each Named Executive Officer, subject to upwards adjustment at the discretion of the Committee, as provided for in the Compensation Committee Charter and the 2013 Omnibus Plan. The underlying factors for determining the amount of the Cash Bonuses vary among the Named Executive Officers. For fiscal year 2017, Mr. Enterline, Mr. Glasman and Mr. Katherman were eligible to receive a Cash Bonus based only on the Company’s achievement of Company Target adjusted EBITDA (as defined below) (a “Company Performance Bonus”). Mr. Allinger and Mr. Wittenschlaeger were eligible to receive a Cash Bonus comprised of three parts (i) a Company Performance Bonus, (ii) a cash bonus based on the division of the Company of which the executive is a part achieving Division Target adjusted EBITDA (as defined below) (the “Division Performance Bonus”), and (iii) the executive’s achievement of certain individual performance ratings (the “Rating Bonus”). However, no Named Executive Officer was eligible to receive a Cash Bonus if the Company’s actual adjusted EBITDA for fiscal year 2017 was under 90% of Company Target adjusted EBITDA. Additionally, in order to encourage and reward longevity, the Named Executive Officers are not entitled to any Cash Bonus unless the Named Executive Officer is employed by the Company on the day on which the Company actually pays the Cash Bonuses to its executives.

With respect to each Cash Bonus “Company Target Adjusted EBITDA” means, for each fiscal year, the adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year and “Division Target Adjusted EBITDA” means, for each fiscal year, the Division adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year. For fiscal year 2017, Company Target Adjusted EBITDA was set at $79.9 million and Division Target Adjusted EBITDA for the bicycle division was $42.2 million and for the powered vehicles division was $37.7 million. “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, calculated in accordance with generally accepted accounting principles and applied on a consistent basis. The amount of Cash Bonus ultimately awarded is derived from different formula’s in each Named Executive Officer’s Employment Agreement for each of the following performance goal levels: “Minimum Level” (90% of Target EBITDA to Target EBITDA), “Target Level” (Target EBITDA to 110% of Target EBITDA) and “Maximum Level” (Greater than 110% of Target EBITDA).

2017 Targets

	Target Adjusted EBITDA	Actual Adjusted EBITDA*	% of Target
Company	$79.9	$93.8	117.4%
Division (Powered Vehicles Division)	37.7	45.4	120.4%
Division (Bicycle Division)	42.2	48.4	114.7%

*Actual Company Adjusted EBITDA is derived from the net income per the Company’s annual audited financial statements, as adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, acquisition related compensation expense including related foreign currency transaction gains and losses, litigation-related costs, and certain other acquisition related expenses. Actual Division adjusted EBITDA is calculated by applying adjusted EBITDA Margin rate for the Company to each division's respective sales.

Company Performance Bonus

The table below provides the Company Performance Bonus each of Messrs. Enterline, Glasman, Katherman, Allinger and Wittenschlaeger were eligible to receive based on the Minimum Level, Target Level and Maximum Level of achievement of Company Target EBITDA in fiscal year 2017 and the amount of Company Performance Bonus Messrs. Enterline, Glasman, Katherman, Allinger and Wittenschlaeger actually received with respect to the fiscal year 2017 performance:

	Minimum Level		Target Level		Maximum Level		Amount of 2017 Company Performance Bonus(1)
Larry L. Enterline (2)	$375,000		$750,000		$1,125,000		$1,125,000
Zvi Glasman	87,500	(3)	175,000	(4)	262,500	(5)	262,500
Thomas Wittenschlaeger	37,500	(6)	75,000	(7)	112,500	(8)	112,500
William H. Katherman	77,500	(3)	155,000	(4)	232,500	(5)	232,500
Wesley Allinger	25,800	(9)	51,600	(10)	77,400	(11)	77,400

(1) Based on the achievement of greater than 110% of Company Target EBITDA in fiscal year 2017.
(2) With regard to Mr. Enterline, in fiscal year 2017, the Committee exercised its discretion to adjust upwards Mr. Enterline’s payout amounts for Company Performance Bonuses from the levels prescribed in his Employment Agreement in the event certain levels of Company Target EBITDA were achieved.
(3) Assumes 90% of Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the Minimum Level equal to the product of (A) 25% plus the product of 2.5% times each full one percentage point positive variance to 90% of Company Target EBITDA, times (B) his base salary.
(4) Assumes Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the Target Level equal to the product of (A) 50% plus the product of 2.5% times each full one percentage point positive variance to Company Target EBITDA, times (B) his base salary.
(5) Such executive was eligible to receive a Company Performance Bonus at the Maximum Level equal to the product of (A) 75% times (B) his base salary.
(6) Assumes 90% of Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the Minimum Level equal to the product of (A) 12.5% plus the product of 1.25% times each full one percentage point positive variance to 90% of Company Target EBITDA, times (B) his base salary.
(7) Assumes Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the Target Level equal to the product of (A) 25% plus the product of 1.25% times each full one percentage point positive variance to Company Target EBITDA, times (B) his base salary.
(8) Such executive was eligible to receive a Company Performance Bonus at the Maximum Level equal to 37.5% of his base salary.
(9) Assumes 90% of Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the minimum level of Company Target Level is equal to the product of (A) 10% plus the product of 1% times each full one percentage point positive variance to 90% of Company Target EBITDA, times (B) his base salary.
(10) Assumes Company Target EBITDA is achieved. Such executive was eligible to receive a Company Performance Bonus at the Target Level equal to the product of (A) 20% plus the product of 1% times each full one percentage point positive variance to Company Target EBITDA, times (B) his base salary.
(11) Such executive was eligible to receive a Company Performance Bonus at the Maximum Level equal to 30% of his base salary.

With respect to Messrs. Enterline, Glasman and Katherman, the amount of their respective Company Performance Bonus, detailed above, is the aggregate amount of Cash Bonus they were eligible to receive with respect to fiscal year 2017 performance. As such, the Committee set higher Company Performance Bonuses that they are eligible to receive as compared to Mr. Allinger and Mr. Wittenschlaeger who are also eligible for a Division Performance Bonus and a Rating Bonus as part of their aggregate Cash Bonus.

Division Performance Bonus

As a result of their roles within the Company, in particular the divisions of the Company of which they are a part, Mr. Wittenschlaeger and Mr. Allinger and are also eligible to receive Division Performance Bonuses and Rating Bonus, which together with the Company performance Bonus comprise the total amount of Cash Bonus they are eligible to receive. The table below provides the Division Performance Bonus Messrs. Wittenschlaeger and Allinger were eligible to receive based on the Minimum Level, Target Level and Maximum Level of achievement of Division Target EBITDA in fiscal year 2017 and the amount of Division Performance Bonus Messrs. Wittenschlaeger and Allinger actually received with respect to fiscal year 2017 performance:

	Minimum Level		Target Level		Maximum Level		Amount of 2017 Division Performance Bonus
Thomas Wittenschlaeger	15,000	(1)	30,000	(2)	45,000	(3)	45,000	(4)
Wesley Allinger	$10,320	(5)	$20,640	(6)	$30,960	(7)	$30,960	(8)

(1) Assumes 90% of Division Target EBITDA is achieved. Such executive was eligible to receive a Division Performance Bonus at the Minimum Level equal to the product of (A) 5% plus the product of 0.50% times each full one percentage point positive variance to 90% of Division Target EBITDA, times (B) his base salary.
(2) Assumes Company Target EBITDA is achieved. Such executive was eligible to receive a Division Performance Bonus at the Target Level equal to the product of (A) 10% plus the product of 0.50% times each full one percentage point positive variance to Division Target EBITDA, times (B) his base salary.
(3) Such executive was eligible to receive a Division Performance Bonus at the Maximum Level equal to the product of (A) 15% times (B) his base salary.
(4) Based on the achievement of 110% of Division Target EBITDA in fiscal year 2017 in the powered vehicles division.
(5) Assumes 90% of Division Target EBITDA is achieved. Such executive was eligible to receive a Division Performance Bonus at the Minimum Level equal to the product of (A) 4% plus the product of 0.40% times each full one percentage point positive variance to 90% of Division Target EBITDA, times (B) his base salary.
(6) Assumes Company Target EBITDA is achieved. Such executive was eligible to receive a Division Performance Bonus at the Target Level equal to the product of (A) 8% plus the product of 0.40% times each full one percentage point positive variance to Division Target EBITDA, times (B) his base salary.
(7) Such executive was eligible to receive a Division Performance Bonus at the Maximum Level equal to the product of (A) 12% times (B) his base salary.
(8) Based on the achievement of 110 % of Division Target EBITDA in fiscal year 2017 in the bicycle division.

Rating Bonus

Mr. Wittenschlaeger and Mr. Allinger also have the ability to earn a Rating Bonus in an amount based on predetermined matrices, if it is determined by the Committee, in its sole discretion, that the executive achieved a certain individual rating. The table below provides the Minimum and Maximum Rating Bonus Messrs. Wittenschlaeger and Allinger were eligible to receive based on fiscal year 2017 performance and the amount of Rating Bonus Messrs. Wittenschlaeger and Allinger actually received with respect to fiscal year 2017 performance:

	Minimum Rating Bonus		Maximum Rating Bonus		Amount of 2017 Rating Bonus
Thomas Wittenschlaeger	15,000	(1)	45,000	(2)	45,000
Wesley Allinger	$15,480	(3)	$46,440	(4)	$46,440

(1) Assumes minimum Individual Rating is achieved (5.00% Bonus).
(2) Assumes maximum Individual Rating is achieved (15.00% Bonus).
(3) Assumes minimum Individual Rating is achieved (6.00% Bonus).
(4) Assumes maximum Individual Rating is achieved (18.00% Bonus).

Aggregate Cash Bonuses

The table below provides the actual Cash Bonus amounts earned by each Named Executive Officer in respect of fiscal year 2017 performance, comprised of a Company Performance Bonus, a Division Performance Bonus and a Rating Bonus, as applicable:

	Company Performance Bonus	Division Performance Bonus	Rating Bonus	Aggregate Cash Bonus
Larry L. Enterline	$1,125,000	—	—	$1,125,000
Zvi Glasman	262,500	—	—	262,500
Thomas Wittenschlaeger	112,500	45,000	45,000	202,500
William H. Katherman	232,500	—	—	232,500
Wesley Allinger	77,400	30,960	46,440	154,800

Equity-Based Awards. The Committee believe equity awards are another important component of executive compensation and serve to better align the interests of our executives with those of our stockholders. From time to time, the Committee grants RSUs that vest based on continued service with the Company through a future service date and RSUs that are contingent upon the achievement of certain performance criteria. In fiscal year 2017 performance based criteria were specifically utilized in an effort to maximize Section 162(m) deductibility under pre-TCJA guidance. The executives receiving such RSU awards were chosen based primarily on their position and responsibilities with the Company, as well as their past performance. The Committee seeks to have the aggregate amount of stock expense remain consistent from year to year for budgeting purposes, which can cause fluctuation in the number of shares granted year over year, as a result of the stock price of the Company’s shares of common stock changing. The Committee primarily utilizes RSUs as compared to other types of equity awards because of their simplicity for the recipient, their ability to serve as a retention tool and their ability to keep value. The Committee approves equity awards under our 2013 Omnibus Plan.

The Committee seeks to manage Named Executive Officer’s overall equity award position when viewed as a whole (i.e., the amounts of awards granted that have not vested). As part of this analysis, the Committee has to look back on prior granting practices. In connection with the Company’s IPO in 2013 the Company awarded Messrs. Enterline and Glasman larger grants of RSUs for retention purposes. These grants vested over three years, with the last tranche vesting in fiscal year 2016. Due to the timing of these grants and the vesting schedule, the Committee again awarded Messrs. Enterline and Glasman larger grants of RSUs in fiscal year 2017, which again vest over three years time. Messrs. Enterline and Glasman have not received any grants of RSUs outside of the two aforementioned awards, each of which vested or vests over three years time. The remaining Named Executive Officers, however, did not receive larger awards in connection with the IPO, so instead receive grants of RSUs annually, which vest over four years. The details of the fiscal year 2017 grants with respect to Named Executive Officers are described below:

Time-Based RSU Awards

The Committee believes time-based RSU awards serve as a retention incentive for the Named Executive Officers. In July 2017, the Committee approved grants of time-based RSU awards to Mr. Katherman (8,000 RSUs), Mr. Allinger (7,000 RSUs) and Mr. Wittenschlaeger (25,000 RSUs). Such awards vest over four years (25% each year), and only vest if the employee remains with the Company at the time of vesting. In February 2017, as previously mentioned, the Committee approved a time-based RSU award for Mr. Glasman (55,600 RSUs). Such award vests over three years (1/3 each year), and only vest if Mr. Glasman remains with the Company at the time of vesting. In determining the amount of these awards, the Committee considered primarily the executive’s position and level of responsibility within our Company, as well as the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested as well as the prior granting practices outlined above.

Performance-Based RSU Awards

In February 2017, the Committee approved a performance-based RSU award to Mr. Enterline of 166,700 RSUs. Vesting of the award is tied to achievement by the Company of $5,000,000 of EBITDA, measured for each of the twelve month performance periods ending on December 29, 2017, December 28, 2018 and January 3, 2020. The shares earned under the award vest in three equal annual installments, subject to the achievement of the aforementioned performance goal, certified by the Committee, and Mr. Enterline’s continued employment with the Company, as an incentive for Mr. Enterline to remain with the Company. The Committee considered Section 162(m) under pre-TCJA guidance when making such grant and utilized performance criteria out of a desire to make payouts under the award deductible. The first installment of this award vested in February 2018, following the certification by the Committee of the performance goal, as consolidated adjusted EBITDA for the Company for the performance period was $93.8 million.

Certain Named Executive Officers also had performance-based RSUs vest during fiscal year 2017. The Company granted awards of performance-based RSUs to Mr. Enterline, Mr. Glasman, and Mr. Katherman on September 2, 2014 (collectively, the “2014 Awards”), as well as an award of performance-based RSUs to Mr. Katherman on June 29, 2015 (the “2015 Award” and together with the 2014 Awards, each an “Award” and together the “Awards”). These Awards were originally time-based awards, but were amended to cancel tranches of the prior awards of RSUs that were scheduled to vest after August 13, 2014 (or with respect to Mr. Katherman, RSUs that are scheduled to vest after April 10, 2015) based on time vesting (the “Original Agreements”). The Committee then granted new RSUs pursuant to RSU award agreements (the “Replacement Agreements”) under which each such officer was granted the same number of RSUs canceled but, with vesting of RSUs under the Replacement Agreements based on performance vesting via performance goals, defined in the 2013 Omnibus Plan. Such decision was made due to the Committee’s consideration of Section 162(m) under pre-TCJA guidance and a desire to make payouts under such Awards deductible. The Replacement Agreements are substantially similar to the Original Agreements, other than the inclusion of performance vesting criteria. Each Replacement Agreement provides for three year graded vesting of the new RSUs (i.e., 33 1/3%; 33 1/3%; and 33 1/3%) based both upon the executive’s service with the Company (as provided in the Original Agreements) and the Company’s achievement of the new performance goals, whereas the Original Agreements did not include performance goals. The new performance goal included in the Replacement Agreements is the achievement of $1.00 in EBITDA, measured for the twelve-month performance period ending on each June 30 prior to the particular vesting date. The grant date for the new RSUs issued under the Replacement Agreements was the date such Replacement Agreements were entered into. There was no change to the probable amount of RSUs issued as a result of the cancellation, amendment, and regrant; the only change was the addition of the performance-based vesting conditions. In August 2017, the Committee determined and certified the achievement by the Company of the Awards’ performance goals of $1.00 of EBITDA for the performance period, July 1, 2016 through June 30, 2017, at which point the tranche of RSUs with respect to such performance period were deemed earned, and became subject to time vesting requirements. Mr. Enterline's, Mr. Glasman's and Mr. Katherman's (2015 Award) tranche of RSUs with respect to such performance period vested in August 2017 and Mr. Katherman's (2014 Award) tranche of RSUs with respect to such performance period will vest in April 2018. The actual EBITDA for the performance period as compared to the performance goal is set forth below:

Performance Goal EBITDA	Actual EBITDA for the Performance Period
$1.00	$93,800,000

Retirement Plans. The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the Named Executive Officers. For all eligible employees, including our Named Executive Officers, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 100% of their pre-tax contributions up to 5% of their total eligible compensation. The Company’s matching contributions for fiscal year 2017 to the accounts of the Named Executive Officers under the tax-qualified and nonqualified plans are included in the “All Other Compensation” column in the Summary Compensation Table.

Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, group life and disability insurance plans, in each case on the same basis as other employees.

Perquisites and Personal Benefits

We reimburse our Named Executive Officers for reasonable travel and lodging expenses incurred in connection with their employment. We also pay certain premiums for term life insurance and accidental death and dismemberment for all of our employees, including all of our Named Executive Officers.

Pension Benefits and Non-qualified Deferred Compensation

None of our Named Executive Officers participates in, or has account balances in, tax-qualified or non-qualified defined benefit plans sponsored by us.

Summary Compensation Table
The following table sets forth certain information with respect to the compensation earned by our Named Executive Officers for the fiscal years ended December 29, 2017, December 30, 2016, and December 31, 2015:

Name and Principal Position	Year	Salary		Non-equity incentive plan compensation (2)	Stock awards (3)	All other compensation		Total
Larry L. Enterline	2017	$750,000		$1,125,000	$4,500,900	$89,471	(4)	$6,465,371
Chief Executive Officer	2016	750,000		575,000	—	76,915		1,401,915
	2015	750,000		500,000	—	68,596		1,318,596
Zvi Glasman	2017	344,970	(1)	262,500	1,501,200	63,325	(5)	2,171,995
Chief Financial Officer and Treasurer	2016	310,120	(1)	191,031	—	89,509		590,660
	2015	299,530	(1)	149,861	—	74,907		524,298
Thomas Wittenschlaeger	2017	296,230	(1)	202,500	961,250	18,559	(6)	1,478,539
President, Powered Vehicles Division	2016	265,007	(1)	162,750	360,250	14,989		802,996
	2015	225,961		123,288	417,000	11,492		777,741
William H. Katherman	2017	307,092	(1)	232,500	307,600	57,059	(7)	904,251
Senior Vice-President, Global Operations	2016	275,574	(1)	172,511	259,380	66,968		774,433
	2015	253,946	(1)	116,892	500,400	74,792		946,030
Wesley Allinger	2017	255,765	(1)	154,800	269,150	16,361	(8)	696,076
Vice President and General Manager, Bicycle Division	2016	231,946	(1)	106,664	172,920	15,450		526,980
	2015	218,946	(1)	47,300	—	13,860		280,106

(1)	Reflects merit-based increases for fiscal years 2017, 2016 and 2015 approved by the Compensation Committee.

(2)
Amounts in this column represent cash performance bonuses earned for fiscal years 2017, 2016 and 2015 by the respective Named Executive Officer pursuant to the employment agreements with the Named Executive Officer. Cash performance bonuses were awarded to our Named Executive Officers based on the achievement of specified Company performance metrics and the achievement of individual performance goals. See the narrative disclosures and the "Grants of Plan-Based Awards Table" below for additional information.

(3)
Amounts in this column represent the aggregate grant date fair value of restricted stock units issued computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan. For Messrs. Enterline and Glasman, the 2017 grant awards are an aggregate grant for 3 years of service.

(4)	Consists of $32,143 for lodging expenses and $45,632 for travel expenses reimbursed based on receipts, as well as $6,989 paid for medical and dental plan premiums and $4,707 in other benefits.

(5)	Consists of $8,050 for lodging expenses and $32,832 for travel expenses reimbursed based on receipts, as well as $15,675 paid for medical and dental plan premiums and $6,768 in other benefits.

(6)	Consists of $1,596 for travel related expenses reimbursed based on receipts, as well as $12,169 paid for medical and dental plan premiums and $4,794 in other benefits.

(7)	Consists of $1,507 for lodging expenses and $42,112 for travel expenses reimbursed based on receipts, as well as $12,169 paid for medical and dental plan premiums and $1,271 in other benefits.

(8)	Consists of $12,185 paid for medical and dental plan premiums and $4,176 in other benefits.

See “Compensation Discussion and Analysis- Elements of Compensation”, and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.

Grants of Plan-Based Awards Table

The following table presents information concerning plan-based awards made in fiscal year 2017 to each of our Named Executive Officers:

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)	Grant date fair value of stock and option awards (3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Larry L. Enterline
Performance-Based RSUs	2/27/2017	—	—	—	166,700	4,500,900
Short-Term Incentive Compensation	2/27/2017	$375,000	$750,000	$1,125,000	—	—
Zvi Glasman
Time-Based RSUs	2/27/2017	—	—	—	55,600	1,501,200
Short-Term Incentive Compensation	2/27/2017	87,500	175,000	262,500	—	—
Thomas Wittenschlaeger
Time-Based RSUs	7/31/2017	—	—	—	25,000	961,250
Short-Term Incentive Compensation	2/27/2017	67,500	135,000	202,500	—	—
William H. Katherman
Time-Based RSUs	7/31/2017	—	—	—	8,000	307,600
Short-Term Incentive Compensation	2/27/2017	77,500	155,000	232,500	—	—
Wesley Allinger
Time-Based RSUs	7/31/2017	—	—	—	7,000	269,150
Short-Term Incentive Compensation	2/27/2017	51,600	103,200	154,800	—	—

1.
See page 25 of this proxy statement, under “Compensation Discussion and Analysis- Elements of Compensation- Annual Performance-Based Cash Bonuses” for a description of the potential performance-based cash bonuses our Named Executive Officers were eligible to receive in fiscal year 2017. Amounts in these columns assume that adjusted EBITDA, the financial metric for corporate performance for fiscal year 2017, is achieved at the threshold, target and maximum levels, as applicable. For fiscal year 2017 performance, the Named Executive Officer’s received the “maximum” future payout outlined above, which was paid in fiscal year 2018.

2.
See page 28 of this proxy statement, under “Compensation Discussion and Analysis- Elements of Compensation- Equity-Based Awards” for a description of the RSU awards made to our Named Executive Officers in fiscal year 2017. The RSU awards do not have "threshold" or "maximum" amounts.

3.
Reflects the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs is equal to the closing price of the Company's common stock on the date of grant. The grant date fair value for performance-based RSUs was calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents certain information concerning outstanding equity awards held by each of our Named Executive Officers as of December 29, 2017:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) un - exercisable	Option exercise price	Option expiration date	Number of RSUs that have not vested (#)	Market value RSUs that have not vested ($) (4)	Equity incentive plan awards: number of unearned RSUs that have not vested (#) (5)	Equity incentive plan awards: market or payout value of unearned RSUs that have not vested ($) (4)

Larry L. Enterline (1)	592,191	(2)	—	$5.16	6/15/2022	—	$—	166,700	$6,426,285
Zvi Glasman	—		—	—	—	55,600	2,143,380	—	—
Thomas Wittenschlaeger	—		—	—	—	56,250	2,168,438	—	—
William H. Katherman	—		—	—	—	40,250	1,551,638	—	—
Wesley Allinger	73,994	(3)	—	5.16	6/15/2022	33,419	1,288,302	—	—

(1)Options were granted to Vulcan Holdings, Inc.
(2)The option was granted pursuant to the 2008 Plan and vested in a single installment on June 15, 2013.
(3)The option was granted pursuant to the 2008 Plan and vested in 2 annual installments beginning June 15, 2012.
(4)Based on a fair market value of our common stock on December 29, 2017, the last trading day of our fiscal year, of $38.55 per share.
(5)See page 29 of this proxy statement, under “Compensation Discussion and Analysis- Elements of Compensation- Equity-Based Awards” for a description of the performance-based RSU award made to Mr. Enterline in fiscal year 2017. All other equity-based awards of the Named Executive Officers vest over time and are not tied to the achievement of any performance criteria.

Option Exercises and Stock Vested
The following table presents certain information concerning the exercise of stock options and vesting of stock, including restricted stock units, during fiscal year 2017 for each of our Named Executive Officers on an aggregated basis:

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (1)		Value realized on vesting ($)
Larry L. Enterline	—	$—	72,578	(2)	$2,721,675
Zvi Glasman	106,231	3,664,475	23,225	(2)	870,938
Thomas Wittenschlaeger	—	—	12,500	(3)	418,750
William H. Katherman	74,320	1,796,872	15,750	(4)	543,263
Wesley Allinger	—	—	20,419	(5)	653,757

(1)	Does not give effect to the shares withheld to satisfy tax obligations

(2)	Reflects the vesting of performance-based RSUs on August 14, 2017, for which the performance criteria had been certified.

(3)	Reflects the vesting of time-based RSUs on May 7, 2017 and July 1, 2017.

(4)	Reflects the vesting of performance-based RSUs on April 10, 2017 and August 14 2017, for which the performance criteria had been certified, and vesting of time-based RSUs July 1, 2017.

(5)	Reflects the vesting of time-based RSUs on May 5, 2017 and July 1, 2017.

Equity Compensation Plan Information
The following table presents certain information concerning equity awards under our compensation plans as of December 29, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders (1)	1,686,149	5.19	(2)	1,890,172

(1)	Options to be issued under the 2008 Stock Option Plan, the 2008 Non-Statutory Stock Option Plan and the 2013 Omnibus Plan.

(2)	The weighted-average price does not take RSUs into account.

Equity-based incentive plans

2008 Stock Option Plan

Our Board adopted our 2008 Stock Option Plan, or the 2008 Plan, on January 4, 2008, and the 2008 Plan was approved by our stockholders in January 2008. The 2008 Plan was terminated upon the effective date of the 2013 Omnibus Plan. The 2008 Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Plan. As of December 29, 2017, 4,673,048 shares of our common stock had been issued under the 2008 Plan and options to purchase an additional 821,433 shares of our common stock were outstanding under the 2008 Plan.

Stock options. The exercise price of all stock options granted under the 2008 Plan must equal at least 100% of the fair market value of our common stock on the date of grant (except for greater than 10% owners, as provided below). Incentive stock options granted under the 2008 Plan must be exercised within 10 years from the date of grant, and the period for exercising any non-statutory stock options is set by our Compensation Committee; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock or of the stock of our parents or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. Upon the completion our IPO, the 2008 Plan was terminated and no shares of our common stock remain available for future issuance under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of awards originally granted under the 2008 Plan. Shares which were subject to outstanding options under the 2008 Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.

2008 Non-Statutory Stock Option Plan

Our Board adopted our 2008 Non-Statutory Stock Option Plan, or the 2008 Non-Statutory Plan, on May 6, 2008. The 2008 Non-Statutory Plan was terminated upon the effective date of the 2013 Omnibus Plan, August 13, 2013. The 2008 Non-Statutory Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Non-Statutory Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Non-Statutory Plan. As of December 29, 2017, 629,581 shares of our common stock had been issued under the 2008 Non-Statutory Plan and options to purchase an additional 65,030 shares of our common stock were outstanding under the 2008 Non-Statutory Plan.

Stock options. The period for exercising any options granted under the 2008 Non-Statutory Plan is set by our Compensation Committee. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Non-Statutory Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. The 2008 Non-Statutory Plan was terminated at the consummation of our IPO and no shares of our common stock remain available for future issuance under the 2008 Non-Statutory Plan. However, the 2008 Non-Statutory Plan continues to govern the terms and conditions of awards originally granted under the 2008 Non-Statutory Plan. Shares subject to outstanding options under the 2008 Non-Statutory Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.
2013 Omnibus Plan

Summary of the 2013 Omnibus Plan

The following is a summary of the principal features of the 2013 Omnibus Plan, as amended by the First Amendment. This summary does not purport to be a complete description of all of the provisions of the 2013 Omnibus Plan, as amended by the First Amendment. It is qualified in its entirety by reference to the full text of the 2013 Omnibus Plan, as amended by the First Amendment. A copy of the 2013 Omnibus Plan, as amended by the First Amendment is available on the SEC’s website at www.sec.gov.

Stock subject to the 2013 Omnibus Plan. The maximum aggregate number of shares that can be issued under the 2013 Omnibus Plan is 3,631,709 shares of our common stock, plus an additional 85,933 shares which were subject to outstanding awards under the 2008 Plan and the 2008 Non-Statutory Plan and which either ceased for any reason to be subject to such awards or were forfeited, canceled or repurchased at their original issue price. As of December 29, 2017, 1,027,784 shares have been issued and 2,689,858 shares of our common stock were reserved for future issuance under the 2013 Omnibus Plan. In addition, the following shares of our common stock are available for grant or issuance under the 2013 Omnibus Plan

•	shares subject to awards granted under the 2013 Omnibus Plan that are subsequently forfeited or canceled;

•	shares subject to awards granted under the 2013 Omnibus Plan that otherwise terminate without shares being issued; and

Term. No awards under the 2013 Omnibus Plan will be made more than 10 years from the date our Board approved the plan.

Eligibility. Only our and our affiliates’ employees, consultants and board members are eligible to receive awards under the 2013 Omnibus Plan, although awards may be made to employees and consultants to whom an offer of employment has been or is being extended. Our Compensation Committee determines who will receive awards, and all of their terms and conditions. There are currently a total of 112 active participants consisting of 107 employees and 5 board members who participate under the basis of continued service under the 2013 Omnibus Plan.

Change of Control, Separation or Severance Benefits

Equity Awards

The 2013 Omnibus Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control.” A “Change of Control” is defined in the 2013 Omnibus Plan to mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise; provided that a “Change of Control” shall not occur due to beneficial ownership by Compass Group Diversified Holdings LLC (“Compass”) unless both its ownership has previously fallen below fifty percent (50%) of the Company and more than three consecutive years have passed without any Person employed by, or serving as a partner or manager of, Compass, or Compass Group Management LLC, having served as a Board member.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2013 Omnibus Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2013 Omnibus Plan.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2013 Omnibus Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control, (i) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (ii) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.

Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2013 Omnibus Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the twenty-four (24) month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2013 Omnibus Plan or any award agreement to the contrary, to the extent any provision of the 2013 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code (“Section 409A”) to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within ten business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within sixty (60) days of the separation from service date unless the Award Agreement specifies otherwise.

Employment Agreements

Each of our Named Executive Officers is party to an Employment Agreement, which provides, as applicable, certain change of control, separation or severance benefits. In July 2013, we entered into new employment agreements with Messrs. Enterline and Glasman in connection with the closing of our IPO. An employment agreement was entered into with Mr. Katherman in February 2014 upon his promotion to Senior Vice President, Global Operations. In January 2015, we entered into an employment agreement with Mr. Wittenschlaeger in connection with his hiring. In August 2013, we entered in an employment agreement with Mr. Allinger upon his promotion to Vice President and General Manager, Mountain Bike. These employment agreements were amended on May 2, 2016 and Mr. Katherman's was further amended on October 19, 2016. The employment agreements prohibit the Named Executive Officers from soliciting our employees for two years following their cessation of employment.

Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily

In the event a Named Executive Officer’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer, voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (i) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (ii) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event a Named Executive Officer’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available).

Termination without Cause or for Good Reason

In the event a Named Executive Officer’s employment is terminated by the Company without Cause or if the Named Executive Officer resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (i) General Separation Payments, (ii) the applicable Severance Payment (only upon the execution of a release); (iii) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (iv) continued Company sharing in the cost of health care insurance during the period executive receives severance. The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the Named Executive Officer’s annual base salary as of the date of termination; provided, however, in the event of:

•
the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination; or

•
such termination occurring within 24 months following a Change of Control event, only in the cases of Mr. Enterline and Mr. Glasman, then Mr. Enterline is entitled to a payment of two (2) times his Base Salary as of the date of his termination and Mr. Glasman is entitled to one and a half (1.5) times his Base Salary as of the date of his termination.

For purposes of the employment agreements, termination for “Cause” means with respect to a Named Executive Officer, one or more of the following: (i) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (ii) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (iii) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (iv) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (v) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (vi) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (vii) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.

A resignation by a Named Executive Officer will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (i) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (ii) for Mr. Katherman, Mr. Allinger and Mr. Wittenschlaeger only, our requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (iii) material breach by us of his employment agreement; or (iv) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing the role of Chief Executive Officer, Chief Financial Officer, Vice President and General Manager (or at least an equivalent position), as applicable. Where curable, we will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events

The table provides an estimate of the payments and benefits that would be paid to our Named Executive Officers in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on December 29, 2017.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (not in connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed, (Change of Control)
Larry L. Enterline
Cash Compensation (1)	$28,846	$28,846	$778,846	$1,500,000	—
Cash Bonus (2)	—	1,125,000	1,125,000	1,125,000	—
RSUs (3)	—	—	—	6,426,285	—
Benefits and Perquisites	—	—	6,989	13,978	—
Total	28,846	1,153,846	1,910,835	9,065,263	—
Zvi Glasman
Cash Compensation (1)	13,462	13,462	363,462	525,000	—
Cash Bonus (2)	—	262,500	262,500	262,500	—
RSUs (3)	—	—	—	2,143,380	—
Benefits and Perquisites	—	—	15,675	23,513	—
Total	13,462	275,962	641,637	2,954,393	—
Thomas Wittenschlaeger
Cash Compensation (1)	11,538	11,538	311,538	311,538	—
Cash Bonus (2)	—	202,500	202,500	202,500	—
RSUs (3)	—	—	—	2,168,438	—
Benefits and Perquisites	—	—	12,169	12,169	—
Total	11,538	214,038	526,207	2,694,645	—
William H. Katherman
Cash Compensation (1)	11,923	11,923	321,923	321,923	—
Cash Bonus (2)	—	232,500	232,500	232,500	—
RSUs (3)	—	—	—	1,551,638	—
Benefits and Perquisites	—	—	12,169	12,169
Total	11,923	244,423	566,592	2,118,230	—
Wesley Allinger
Cash Compensation (1)	9,923	9,923	267,923	267,923	—
Cash Bonus (2)	—	154,800	154,800	154,800	—
RSUs (3)	—	—	—	1,288,302	—
Benefits and Perquisites	—	—	12,185	12,185	—
Total	9,923	164,723	434,908	1,723,210	—

(1)
Cash compensation related to Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.

(2)	Amounts are payable in a lump sum.

(3)
Amounts shown for RSUs represent the fair value of unvested awards as of December 29, 2017, assuming termination during the 24 month period following a Change of Control whereby all restrictions with respect to outstanding Awards shall lapse and the Awards shall become vested and non-forfeitable.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2018 proxy statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s proxy statement.

Members of the Compensation Committee:

Ted Waitman, Chairman
Elizabeth Fetter
Dudley Mendenhall

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Mr. Mendenhall, Mr. Waitman, and Ms. Fetter, all of whom are financially literate. In addition, the Board has designated Mr. Mendenhall as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com/.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 29, 2017, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 29, 2017 ( the "Annual Report").
The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by PCAOB Auditing Standard No. 16.
The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Dudley Mendenhall, Chairman
Elizabeth Fetter
Ted Waitman

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables (commonly referred to as “say on pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this proxy statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
As described in detail under “Executive Compensation-Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.
Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(PROPOSAL 4)

In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, we are providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. We are providing this vote as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
The Board believes that a frequency of every "One Year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote.The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the "Dodd-Frank Act"), requires the Company to hold the advisory vote on the frequency of the "say on pay" vote at least once every six years.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.
Because the vote on this proposal is advisory in nature, it will not be binding on the Board or the Compensation Committee. However, the Board and Compensation Committee will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.
Required Vote for Stockholder Approval
The frequency option (i.e., one year, two years or three years) that receives the plurality of votes cast on this proposal will be deemed the preferred option of stockholders.
Recommendation of the Board

The Board recommends that you vote for the option of every "ONE YEAR" for the frequency of future advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of February 28, 2018, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table below; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 38,287,757 shares of common stock outstanding as of February 28, 2018. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner and Management	Number	Percentage
5% Beneficial Owners
BlackRock, Inc. (1)	4,549,511	11.9%
Kayne Anderson Rudnick Investment Management, LLC (2)	7,123,562	18.6%
Neuberger Berman Group LLC (3)	1,988,451	5.2%
Vanguard Group, Inc. (4)	2,226,409	5.8%

Directors and Officers (5)
Wesley Allinger (6)	75,867	*
Michael Dennison (7)	—	*
Thomas Duncan (7)	—	*
Larry L. Enterline (8)	769,869	2.0%
Elizabeth Fetter (7)	—	*
Robert C. Fox, Jr. (9)	900,000	2.3%
Zvi Glasman (10)	135,768	*
William H. Katherman (11)	7,436	*
Dudley Mendenhall (12)	17,516	*
Ted Waitman (13)	8,226	*
Thomas Wittenschlaeger (14)	4,912	*
All current executive officers and directors as a group (12 persons ) (15)	1,919,594	5.6%
* Less than 1%

(1)
This information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2018. BlackRock, Inc. has sole power to vote 4,479,384 shares and sole power to dispose of 4,549,511 shares. BlackRock Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(2)
This information is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management LLC on February 13, 2018. Kayne Anderson Rudnick Investment Management LLC has sole power to vote 3,521,333 shares, and shared power to vote 3,602,229 shares. Kayne Anderson Rudnick Investment Management LLC has sole power to dispose of 3,521,333 shares and shared power to dispose of 3,602,229 shares. Kayne Anderson Rudnick Investment Management LLC’s address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(3)
This information is based on a Schedule 13G filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC on February 15, 2018. These entities have shared power to vote 1,976,366 shares and shared power to dispose of 1,988,451 shares. and no entity has sole voting power of any of the shares. Nuberger Berman Group LLC's address is 1290 Avenue of the Americas, New York, NY 10104.

(4)
This information is based on a Schedule 13G filed by Vanguard Group, Inc. on February 8, 2018. Vanguard Group, Inc. has sole power to vote 68,591 shares, shared power to vote 1,940 shares, sole power to dispose of 2,158,159, and shared power to dispose of 68,250 shares. Vanguard Group, Inc.'s address is PO Box 2600 V26, Valley Forge, PA 19482.

(5)
The information provided in this table is based on the company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066.

(6)
Consists of 1,873 shares of our common stock held directly by Mr. Allinger and options to purchase 73,994 shares of our common stock. Mr. Allinger is our Vice President and General Manager, Bicycle Division.

(7)
Ms. Fetter and Messrs. Duncan and Dennison serve on our Board. Upon appointment to the Board during 2017 and 2018, the directors each received a pro-rata grant of RSUs pursuant to the Company's Non-Employee Director Compensation Policy. The RSUs vest on the day before the Annual Meeting.

(8)
Consists of 90,519 shares of our common stock held directly by Mr. Enterline; 87,159 shares of our common stock held by Vulcan Holdings, Inc.; and options to purchase 592,191 shares of our common stock. Mr. Enterline is the Chief Executive Officer and owns all of the capital stock of Vulcan Holdings, Inc. He is also the Chief Executive Officer of our Company and serves on our Board.

(9)	Consists of 900,000 shares of our common stock held directly by Mr. Fox. Mr. Fox serves on our Board.

(10)
Consists of 3,500 shares of our common stock held by Mr. Glasman, our Chief Financial Officer, and Samantha Tova Glasman in a joint account with rights of survivorship and 132,268 shares of our common stock held by the Zvi and Marlise Glasman Family Trust, of which Mr. Glasman is a trustee.

(11)	Consists of 7,436 shares of our common stock held directly by Mr. Katherman. Mr. Katherman is our Senior Vice President, Global Operations.

(12)	Consists of 8,226 shares of our common stock held directly by Mr. Mendenhall and options to purchase 9,290 shares of our common stock. Mr. Mendenhall serves on our Board.

(13)	Consists of 8,226 shares of our common stock held directly by Mr. Waitman. Mr. Waitman serves on our Board.

(14)	Consists of 4,912 shares of our common stock held directly by Mr. Wittenschlaeger. Mr. Wittenschlaeger is our President, Powered Vehicles Division.

(15)
Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from a compliance officer, Zvi Glasman or David Haugen, before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.

There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of ten percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2017, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers and beneficial owners of more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2017.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2019
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the 2019 Annual Meeting of Stockholders, the proposal must be received by November 23, 2018, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in the our proxy statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2019 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 4, 2019 and no later than February 3, 2019.
Stockholder Director Nominees
See “Nominations of Directors and Diversity- Consideration of Director Nominees.” To be timely stockholders must submit written director candidate nominations for the 2019 Annual Meeting of Stockholders no earlier than January 4, 2019 and no later than February 3, 2019.

DIRECTIONS TO THE ANNUAL MEETING
If you plan to attend the Annual Meeting in person, below are directions to our headquarters located at 915 Disc Drive, Scotts Valley, CA 95066.

From East	From North	From South
From San Jose, CA	From San Francisco, CA	From Monterey, CA
Get on I-880 S	Get on US-101 S	Get on CA-1 N/Cabrillo Hwy
Take the exit onto CA-17 S toward Santa Cruz	Take the exit onto CA-85 S toward Santa Cruz/Cupertino	Keep right at the fork, following signs for CA-17 N/San Jose/Oakland
Continue onto CA-17 S	Take the exit onto CA-17 S	Merge onto CA-17 N
Take the Scotts Valley Dr. exit	Take the Scotts Valley Dr. exit	Exit onto Mt. Hermon Rd
Turn left onto Scotts Valley Dr.	Turn left onto Scotts Valley Dr.	Turn right onto Scotts Valley Dr.
Turn left onto Disc Dr.	Turn left onto Disc Dr.	Turn right onto Disc Dr.
Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.
Our headquarters will be on the left	Our headquarters will be on the left	Our headquarters will be on the left

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your written or oral request.
Any stockholders of record who share the same address and currently receive multiple copies of Proxy Materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the director nominees:

	For All	Withhold All	For All Except
1. The election of the nominees set forth below to Fox Factory Holding Corp.'s Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Michael Dennison 02 Ted Waitman

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as Fox Factory Holding Corp.'s independent public accountants for the 2018 fiscal year.	☐	☐	☐
3. An advisory resolution to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000364487_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

FOX FACTORY HOLDING CORP.
Annual Meeting of Stockholders
May 3, 2018 1:00 PM PDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David Haugen and Zvi Glasman, and each of them, as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Fox Factory Holding Corp. that the undersigned is entitled to vote at the Annual Meeting of stockholders to be held at 1:00 PM, Pacific Daylight Time, Thursday, May 3, 2018, at the Corporate Headquarters of Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT OF THE ANNUAL MEETING AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000364487_2 R1.0.1.17